Exhibit 99.1

FOR RELEASE at 4:05p.m. ET, 2:05p.m. MT

January 22, 2007

MEDIA/INDUSTRY ANALYST CONTACT:	INVESTOR RELATIONS CONTACT:
Matt Brekke	Jennifer Martin
Director of Marketing, StarTek, Inc.	Director, SEC Reporting and Compliance, StarTek, Inc.
303-262-4548	303.262.4587
mbrekke@startek.com	jennifer.martin@startek.com
or
Shelli Ryan, APR
Ad Hoc Communications Resources (for StarTek)
402.572.6510
Shelli@AdhocCR.com

StarTek Inc. Announces Preliminary Results for
Fourth Quarter and Full Year 2006;
Board Determines Not to Declare Quarterly Dividend

DENVER – January 22, 2007 – StarTek, Inc. (NYSE:SRT) today announced preliminary results for the fourth quarter and full year 2006. Total revenues are expected to be approximately $238 million for the full year 2006, an increase of approximately 10% over 2005. Year-over-year increases in revenue were driven by revenue from new clients added since the second half of 2005. Fourth quarter revenues are expected to be approximately $59 million, a slight increase over the fourth quarter of 2005 and down approximately 5% from the third quarter of 2006. Revenues declined from third quarter levels due in part to shifts in revenue mix and in part to the challenges the Company has faced in hiring and retaining enough agents to respond to client demands, particularly in some locations where the economy has made it difficult to compete for agents.

EARNINGS DECLINE

Net income is expected to be between $1.0 and $1.3 million for the fourth quarter of 2006 and between $5.6 and $5.9 million for the full 2006 fiscal year. The Company expects fully diluted earnings per share in the range of $0.07 to $0.09 per share for the fourth quarter of 2006 and $0.38 to $0.40 per share for the full year.

Lower than expected net income for the quarter was a direct result of lower gross margins, which were approximately 14% for the quarter. The lower gross margins are due to the aforementioned staffing challenges and changes in revenue mix, as well as higher fixed costs as a percentage of revenues.

Larry Jones, StarTek’s President and Chief Executive Officer, said “while we succeeded in growing the top line during 2006, our full year earnings and fourth quarter results were disappointing. Looking forward to 2007, our focus is on revenue growth from both new and existing customers while targeting gross margin and earnings recovery. We believe this can be accomplished by continuing to deliver premium high-value services to the communications marketplace and capitalizing on our strengths in delivering an exceptional customer experience.”

StarTek expects to release fourth quarter and year-end results on February 28, 2007, before the market opens and will host a conference call later that day. Details regarding the conference call will be announced closer to the reporting date.

BOARD DETERMINES NOT TO DECLARE QUARTERLY DIVIDEND

The Company also announced that its board of directors has decided not to declare a quarterly dividend on its common stock in the first quarter of 2007, making the dividend paid in November 2006 the last quarterly dividend that will be paid in the foreseeable future. The board of directors believes that stockholder interests will be better served by directing these funds toward growth initiatives. Furthermore, the board of directors has revised the dividend policy and does not expect to pay dividends in the foreseeable future.

Chairman of the Board Ed Zschau said “The elimination of the cash dividend represents the board’s interest in investing in StarTek’s future growth. We believe that the cash required to pay a dividend each quarter would be more effectively used towards programs aimed at enhancing future shareholder returns.”

CONFERENCE CALL

The company will host a conference call on January 22, 2007, to discuss the management transition and the company’s preliminary financial results for fiscal 2006. The call will begin at 4:00 p.m. Mountain Time (6:00 p.m. Eastern Time) and can be accessed as follows:

USA:	800.320.2978
International:	617.614.4923
Passcode:	68460503
Conference Host:	Larry Jones

A dial-in replay will be available from January 22, 2007, at 8:00 p.m. Mountain Time through January 29, 2007, and can be accessed as follows:

USA:	888.286.8010
International:	617.801.6888
Passcode:	18901661

A web-based replay will be available on January 30, 2007, and accessible from the Investor Relations section of the company’s website at www.startek.com.

ABOUT STARTEK, INC.

StarTek, Inc. (NYSE: SRT — News) is a leading provider of Business Process Optimization services for outsourced customer interactions. Since 1987 StarTek has provided customer experience management solutions that solve strategic business challenges so that fast-moving businesses can effectively manage customer relationships across all contact points — web, voice, email, fax, and video. This blended solution helps companies create and maintain customer satisfaction and frees them to focus on preserving capital, while StarTek delivers the ultimate customer experience. The company is managed by executives from the Financial, Cable MSO, CRM and business services industries. Headquartered in Denver, Colorado, StarTek has 19 operational facilities across North America. For more information visit the company’s website at www.StarTek.com.

FORWARD-LOOKING STATEMENTS

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.

The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These include, but are not limited to, risks relating to revenue from its principal clients, concentration of its client base in the telecommunications industry, consolidation in the telecommunications industry, risks related to fluctuations in the value of its investment securities portfolio, inability to effectively manage capacity, highly competitive markets, risks related to its contracts, decreases in numbers of vendors used by clients or potential clients, lack of success of StarTek’s clients’ products or services, considerable pricing pressure, risks associated with advanced technologies, inability to effectively manage growth, dependence on and requirement to recruit qualified employees, including additional sales personnel and key management personnel, potential future declines in revenue, lack of a significant international presence, and foreign exchange risks and other risks relating to conducting business in Canada. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors and all other disclosures appearing in the company’s Form 10-K for the year ended December 31, 2005, and subsequent filings with the Securities and Exchange Commission.